DATAWATCH ANNOUNCES FISCAL FIRST QUARTER 2014 FINANCIAL RESULTS

Total Revenue Up 29% and License Revenue Up 25% over First Quarter of 2013

Chelmsford, Mass.—January 27, 2014—Datawatch Corporation (NASDAQ-CM: DWCH), the leading global provider of visual data discovery solutions, today announced that total revenue for its first fiscal quarter ended December 31, 2013 was $8.81 million, an increase of 29% from revenue of $6.82 million in the first quarter a year ago. License revenue for the first quarter of fiscal 2014 was $5.43 million, an increase of 25% from the $4.33 million recorded in the comparable quarter a year ago.

Net loss for the first quarter of fiscal 2014 was ($5.61) million, or ($0.66) per diluted share, compared to a net loss of ($222,000), or ($0.03) per diluted share, for the year ago period. Excluding the effects of the non-cash amortization associated with the purchase of certain intellectual property and other intangible assets, as well as non-cash stock compensation costs, the Company’s non–GAAP net loss for its first fiscal quarter of 2014 was ($1.98) million, or ($0.23) per diluted share, compared to net income of $786,000, or $0.11 per diluted share in the first fiscal quarter of 2013.

“In our first full quarter since closing the acquisition of Panopticon in late August 2013, we delivered solid revenue growth while simultaneously completing the full integration of Panopticon into Datawatch in the key areas of product, marketing and sales,” said Michael A. Morrison, president and chief executive officer of Datawatch. “We continued to advance our growth agenda with strategic partners as reflected by the reselling agreement we announced with IBM in our first quarter as well as the expansion of our relationships with Tibco, NASDAQ and Thomson Reuters during the quarter. This meaningful progress with our partners will not only accelerate revenue opportunities for Datawatch but will also provide us with invaluable visibility in the visual data discovery market.”

Mr. Morrison continued, “Our view of the long-term market opportunity in real-time visual data discovery and Big Data analytics remains as robust as ever. Our rapidly growing pipelines, which are more than double where they were at the beginning of our first fiscal quarter in October 2013, give us the confidence that our operating plans and business strategy are sound and aligned to the market opportunity, and that we are, in the quarters ahead, poised to capture a growing share of this market, which has been estimated at more than $14 billion by industry analysts.”

First Quarter Business Highlights

•	Datawatch and IBM entered into a global agreement for IBM to promote and resell Datawatch Report Mining Server with IBM Content Manager OnDemand. Pursuant to this agreement, Datawatch Report Mining Server is now included on IBM’s price list and available for sale by both IBM direct sales and its global channel partners on a worldwide basis.

•	After an extensive multi-year evaluation of the leading visual data discovery vendors, Datawatch was selected by Fujitsu Limited and the Tokyo Stock Exchange (TSE) to be the real time visualization solution for Arrowhead, the TSE’s next generation trading system developed in collaboration with Fujitsu. The first phase of deployment of the Datawatch visualization solution will be for trade surveillance and will enable regulatory organizations to identify irregularities in trading activities, in real time, and act on these irregularities to mitigate risk and improve compliance.

•	Datawatch was selected as the “2013 Best Big Data Technology Provider to the Buy Side” by Waters Technology in its annual awards competition. The awards recognize the leading technologies and vendors in their areas of expertise underpinned by the input and experience of seven judges - five buy-side-focused technology consultants and two Buy-Side Technology editors. Datawatch customers on the buy-side include Blackrock, the world’s largest asset manager, Citadel, one of the largest hedge funds in the world, and J.P. Morgan. They use Datawatch visualization solutions to analyze real-time market activity and perform in depth analysis of historical trading and risk data.

•	Datawatch and Splunk entered into a Technology Partner Agreement to collaborate in the development of API-level integration between Datawatch’s real-time visualization solution and Splunk’s enterprise platform.

•	Datawatch formally launched its “land and expand” strategy to accelerate market awareness and increase sales for Datawatch’s real-time visual data discovery solution. Initial results from the program include a 200%+ quarter over quarter increase in trial downloads and dozens of new name visualization customers in the first fiscal quarter, including Cern in Switzerland, Commerz Finanz in Germany, Standard Charter Bank in Hong Kong, HSBC in Australia, Deutsch Bank in Thailand and in the U.S., M&T Bank, Virginia Credit Union, Phelps County Medical Center, Kirby Medical Center and Memorial Healthcare.

•	Datawatch released phase two of the product integration between the heritage Datawatch platform and the Panopticon visualization product, resulting in a new, comprehensive desktop and server based solution for customers that offers real-time functionality in an easy to use and easy to implement manner.

First Quarter Financial Highlights

•	Cash and short-term investments were $7.97 million at December 31, 2013, down 23% from $10.31 million at September 30, 2013 and down 11% from $8.94 million at December 31, 2012.

•	Gross margin (excluding IP amortization expense) for the first fiscal quarter of 2014 was 87%, compared to 87% for the fourth fiscal quarter of 2013 and 91% for the first fiscal quarter of 2013.

•	Days sales outstanding were 57 days at December 31, 2013, compared to 61 days at both September 30, 2013 and December 31, 2012.

•	The percentage of license revenue from partners in the first fiscal quarter of 2014 was 10%, as compared to a low single digit percentage in the first fiscal quarter of 2013.

•	Average deal size was $58,000 in the first fiscal quarter of 2014 and $49,000 in the first fiscal quarter of 2013.

Investor Conference Call and Webcast

The senior management of Datawatch will host a conference call and webcast to discuss the first quarter results tomorrow, Tuesday, January 28, 2014 at 8:30 am ET. To access the call, please dial 1-877-407-0782. Internationally, the call may be accessed by dialing 1-201-689-8567. The conference call will be broadcast live on the Internet at: http://www.investorcalendar.com/IC/CEPage.asp?ID=172098. It is recommended that listeners register to participate and download any necessary audio software from the website 15 minutes prior to the scheduled call. The webcast will be available as a replay starting one hour after the call is completed at the same location.

ABOUT DATAWATCH CORPORATION

Datawatch Corporation (NASDAQ-CM: DWCH) provides visual data discovery software that optimizes any data – regardless of its variety, volume, or velocity – delivering next generation analytics to reveal valuable insights for improving business. Its unique ability to integrate structured, unstructured, and semi-structured sources like reports, PDF files and EDI streams with real-time streaming data into visually rich analytic applications allows users to dynamically discover key factors that impact any operational aspect of their business. This ability to perform visual discovery against any data sets Datawatch apart in the big data and visualization markets. Organizations of every size, worldwide use Datawatch products, including 99 of the Fortune 100. Datawatch is headquartered in Chelmsford, Massachusetts with offices in New York, London, Munich, Stockholm, Singapore, Sydney and Manila, and with partners and customers in more than 100 countries worldwide. See the Whole Story for yourself by downloading the free trial at www.datawatch.com/trial.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such statements, including but not limited to those relating to results of operations, contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: risks associated with the continuing weak global economy; risks associated with fluctuations in quarterly operating results due, among other factors, to the size and timing of large customer orders; risks associated with acquisitions, including the recent acquisition of intellectual property from Math Strategies and the acquisition of Panopticon; the volatility of Datawatch’s stock price; limitations on the effectiveness of internal controls; rapid technological change; Datawatch’s dependence on the introduction of new products and possible delays in those introductions; competition in the software industry generally, and in the markets for next generation analytics in particular; Datawatch's dependence on its principal products, proprietary software technology and software licensed from third parties; risks associated with international sales and operations; risks associated with indirect distribution channels and co-marketing arrangements, many of which were only recently established; the adequacy of Datawatch’s sales returns reserve; risks associated with a subscription sales model; Datawatch’s dependence on its ability to hire and retain skilled personnel; disruption or failure of Datawatch’s technology systems that may result from a natural disaster, cyber-attack or other catastrophic event; and uncertainty and additional costs that may result from evolving regulation of corporate governance and public disclosure. Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly-available documents, which include, but are not limited to, filings made by Datawatch from time to time with the Securities and Exchange Commission, including but not limited to, those appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 2013. Any forward-looking statements should be considered in light of those factors.

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Investor Contact:

Datawatch Investor Relations

investor@datawatch.com

Phone: (978) 441-2200 ext. 8323

Media Contact:

Sarah Bernardi

Datawatch Corporation

Sarah_Bernardi@datawatch.com

Phone: (978) 441-2200 ext. 8387

Twitter: @datawatch

© 2014 Datawatch Corporation. Datawatch and the Datawatch logo are trademarks or registered trademarks of Datawatch Corporation in the United States and/or other countries. All other names are trademarks or registered trademarks of their respective companies.

DATAWATCH CORPORATION
Condensed Consolidated Statements of Operations
Amounts in Thousands (except per share data)
(Unaudited)

	Three Months Ended
	December 31,
	2013	2012

REVENUE:
Software licenses	$5,433	$4,330
Maintenance	2,993	2,333
Professional services	383	158
Total revenue	8,809	6,821

COSTS AND EXPENSES:
Cost of software licenses	990	521
Cost of maintenance and services	849	530
Sales and marketing	7,384	3,776
Engineering and product development	2,375	853
General and administrative	2,668	1,191
Total costs and expenses	14,266	6,871

(LOSS) INCOME FROM OPERATIONS	(5,457)	(50)
Other expense	(157)	(163)

(LOSS) INCOME BEFORE INCOME TAXES	(5,614)	(213)
Income tax (benefit) provision	-	9

NET (LOSS) INCOME	$(5,614)	$(222)

Net (loss) income per share - Basic	$(0.66)	$(0.03)
Net (loss) income per share - Diluted	$(0.66)	$(0.03)
Weighted Average Shares Outstanding - Basic	8,533	6,378
Weighted Average Shares Outstanding - Diluted	8,533	6,888

Non-GAAP Disclosure - Reconciliation of Net (Loss) Income to Net Income Excluding the Effects of Certain Items:

GAAP Net (Loss) Income	$(5,614)	$(222)
Add-back Amortization of Intangibles & IP	870	431
Add-back Share-Based Compensation	2,719	577
Add-back Restructuring Severance Charges	46	-
Subtotal of additions	3,635	1,008

Net income (non-GAAP)	$(1,979)	$786
Net income per share - Basic	$(0.23)	$0.12
Net income per share - Diluted	$(0.23)	$0.11
Weighted Average Shares Outstanding - Basic	8,533	6,378
Weighted Average Shares Outstanding - Diluted	8,533	6,888

DATAWATCH CORPORATION
Condensed Consolidated Balance Sheets
Amounts in Thousands
(Unaudited)

	December 31,	September 30,
	2013	2013

Cash and cash equivalents	$7,967	$10,312
Accounts receivable, net	5,347	6,622
Prepaid expenses and other current assets	978	984
Total current assets	14,292	17,918

Property and equipment, net	316	289
Intangible and other assets, net	50,182	51,114

	$64,790	$69,321

Current portion of long-term debt	$900	$900
Current portion of note payable	1,177	977
Accounts payable and accrued expenses	3,572	4,914
Deferred revenue - current portion	6,940	6,997
Total current liabilities	12,589	13,788

Note payable	1,780	2,108
Other long-term liabilities	1,878	2,050
Total long-term liabilities	3,658	4,158

Total shareholders' equity	48,543	51,375

	$64,790	$69,321